Fee Waiver Agreement

This agreement, made as of October 16, 2009, relates to each of two Portfolio Management Agreements dated December 5, 2008 (the “Agreements”) between The Hirtle Callaghan Trust (the “Trust), an investment company registered under the Investment Company Act of 1940 as an open-end, series, management investment company, and AllianceBernstein, L.P., a limited partnership organized under the laws of Delaware (“Portfolio Manager”). All capitalized terms used in this Fee Waiver Amendment and not defined herein shall have the same meaning ascribed to them in the Agreements. Except as specifically set forth herein, all other provisions of the Agreements shall remain in full force and effect.

WHEREAS, the Trust has retained Portfolio Manager to provide a continuous program of investment management for certain assets (the “Accounts”) of the Trust’s Value Equity Portfolio and Institutional Value Equity Portfolio pursuant to the Agreements; and

WHEREAS, the parties have agreed to reduce the rate at which the advisory fee payable to the Portfolio Manager for its services is calculated for a period of fifteen months; and

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, the parties agree as follows:

Portfolio Manager agrees that, effective as of the date of this Fee Waiver Agreement, it will waive that portion of the fee to which it is entitled under the Agreements that exceeds 0.25% of each Portfolio’s average daily net asset value.

This Fee Waiver Agreement shall terminate on December 31, 2010.

This Fee Waiver Agreement may be executed in any number of counterparts by the parties hereto (including facsimile transmission), each of which counterparts when so executed shall constitute an original, but the counterparts when together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Waiver Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

HIRTLE CALLAGHAN TRUST

/s/ Robert J. Zion
By: Robert J. Zion Title: Vice President and Treasurer

ALLIANCEBERNSTEIN, L.P.

/s/ Louis T. Mangan
By: Louis T. Mangan Title: Assistant Secretary